U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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  Name and Address of Reporting Person

  Herman Harold C.

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  (Last) (First) (Middle)

  1115 Fordham Lane

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  (Street)

  Woodmere, NY 11598-1091

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  (City) (State) (Zip)

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  Issuer Name and Ticker or Trading Symbol

  Advanced Optics Electronics, Inc. ADOT

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  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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  Statement for Month/Year

  March, 2000

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  If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer

(Check all applicable)

[X] Director [_] 10% Owner [_] Officer (give title below) [_] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by one Reporting Person

[_] Form filed by more than one Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security	2. Transaction Date (mm/dd/yy)	3. Transaction Code		4. Securities Acquired (A) or Disposed of (D)			5. Amount of Securities Beneficially owned at End of Month	6. Ownership Form: Direct (D) or Indirect (I)	7. Nature of Indirect Benificial Ownership
		Code	V	Amount	(A) or (D)	Price
Common Stock	10/6/99	S		10,000	D	$0.45	115,000	(D)
Common Stock	12/21/99	S		10,000	D	$0.37	105,000	(D)
Common Stock	12/21/99	S		10,000	D	$0.40	95,000	(D)
Common Stock	12/22/99	S		10,000	D	$0.50	85,000	(D)

/s/ Harold Herman March 22, 2000

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**Signature of Reporting Person Date

**Intentional misstatements or omissions of facts constitute Federal

Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).